Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Innventure, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(2)	3,275,035(3)	$11.25(2)	$36,844,143.75(2)	$153.10 per $1,000,000	$5,640.84(2)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(2)	4,418,307(4)	$11.25(2)	$49,705,953.75(2)	$153.10 per $1,000,000	$7,609.99(2)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(2)	5,770,000 (5)	$11.25(2)	$64,912,500.00(2)	$153.10 per $1,000,000	$9,938.10(2)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(2)	25,000(6)	$11.25(2)	$281,250.00(2)	$153.10 per $1,000,000	$43.06(2)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(7)	1,000,000(8)	$0.01(7)	$10,000.00(7)	$153.10 per $1,000,000	$1.53(7)
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$151,753,847.50		$23,233.52
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$23,233.52
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(1) Represents the common stock, par value $0.0001 per share (“Common Stock”), of Innventure, Inc. (the “Company”) that will be offered for sale by the selling stockholders (the “Selling Stockholders”) named in the prospectus that forms a part of the Company’s registration statement on Form S-1 (the “Registration Statement”) to which this exhibit relates. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Common Stock being registered under the Registration Statement includes such indeterminate number of additional Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the Common Stock being registered under the Registration Statement. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the Common Stock registered under the Registration Statement all Common Stock are combined by a reverse stock split into a lesser number of Common Stock, the number of undistributed Common Stock covered by the Registration Statement shall be proportionately reduced.
(2) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based on the average of the high and low sales price of the Common Stock as reported on the Nasdaq Stock Market LLC on October 29, 2024 of $11.25.
(3) Represents up to 3,275,035 shares of Common Stock issuable upon conversion of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which Series B Preferred Stock was issued pursuant to an investment agreement, dated September 24, 2024, between the Company and Commonwealth Asset management LP, and an investment agreement, dated September 27, 2024, among the Company and certain purchasers party thereto.
(4) Represents up to 4,418,307 shares of Common Stock that the Company may issue and sell to YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), from time to time pursuant to the Standby Equity Purchase Agreement, dated October 24, 2023, between the Company and Yorkville.
(5) Represents 5,770,000 shares of Common Stock held by certain stockholders party to that certain Amended and Restated Registration Rights Agreement, dated October 2, 2024.

(6) Represents 25,000 shares of Common Stock issued to Roth Capital Partners LLC in settlement of $250,000 of transaction costs incurred by the Company or its affiliates for certain capital markets advisory services.
(7) Pursuant to Rule 457(g) under the Securities Act and solely for the purpose of calculating the registration fee with respect to the shares of Common Stock issuable upon exercise of the WTI Warrants (as defined below), expiring March 31, 2025, the proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the exercise price of the WTI Warrants of $0.01 per share.
(8) Represents 1,000,000 shares of Common Stock that may be issued upon exercise of warrants (the “WTI Warrants”) to purchase Common Stock held by WTI FUND X, LLC and WTI FUND XI, LLC.